EXHIBIT 99.1

Oil States’ Board Elects Mark G. Papa as Chairman

Stephen A. Wells Resigns as Chairman, but Will Remain as a Director of the Board

HOUSTON, Feb. 17, 2016 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that its Board of Directors elected Mark G. Papa as Chairman of the Board, following the resignation of Stephen A. Wells as Chairman. Mr. Papa has served as a Director of Oil States since going public in February 2001. Mr. Wells has served as a Director of Oil States since April 1996 and as Chairman since May 2006. Mr. Wells will continue to serve as a Director and as a member of the Board’s Nominating & Corporate Governance Committee, subject to re-election at the May 2016 Annual Shareholders’ Meeting.

“I want to thank Steve for his strategic guidance, leadership and dedicated efforts to Oil States throughout his tenure as Chairman. I am pleased that Steve plans to remain on the Board for another term. Additionally, I’d like to welcome Mark to his new role as Chairman and look forward to his leadership. Mark’s extensive energy industry experience will continue to provide significant benefits to Oil States as we focus on the long-term growth and success of our Company," said Cindy B. Taylor, Oil States' President and Chief Executive Officer.

About Mark G. Papa
Mark G. Papa has served as a Director of our Company since February 2001. Mr. Papa served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc. (NYSE:EOG), an oil and gas exploration and production company, from August 1999 until December 2013. He served as a member of EOG’s Board of Directors until December 2014. Mr. Papa is currently a Partner with Riverstone Holdings LLC. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.

About Oil States
Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol “OIS”.

For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2014 filed by Oil States with the Securities and Exchange Commission on February 23, 2015.

Company Contact:
Lloyd A. Hajdik
Oil States International, Inc.
Senior Vice President, Chief Financial Officer and Treasurer
713-652-0582

Patricia Gil
Oil States International, Inc.
Investor Relations
713-470-4860